Exhibit 5.1
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Stepp Law Group
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A Professional Corporation
32 Executive Park, Suite 105
Irvine, California 92614
Telephone:  949.660.9700
Facsimile: 949.660.9010

April 5, 2005

Xinhua China Ltd.
B-26F Oriental Kenzo, No. 48
Dongzhimenwai, Dongcheng District
Beijing, P.R. China 100027

Attention:  Board of Directors

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

As special counsel to Xinhua China Ltd., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding the issuance by the Company of options to purchase 10,000,000 shares of the Company's $.00001 par value common stock (the "Options"). We have been informed that the Options will be registered for issuance by the provisions of that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933 (the "Act"), as amended, (the "Registration Statement"). As special counsel to the Company and for purposes of responding to that request, we have relied upon information provided by representatives of the Company for purposes of the opinion specified in this letter (the "Information").

Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion. In furnishing the opinion specified in this letter, we confirm that we have relied upon our review of the Information, which relates to the (i) transactions pursuant to which the Options will be issued and
(ii) status of (a) the Company and (b) its common stock.

We confirm that we have assumed, without investigation, (i) the truthfulness and veracity of the Information; (ii) the genuineness of all signatures to all documents included in the definition of the Information; (iii) the legal capacities of all persons who executed those documents; (iv) the appropriate authorization and valid execution by all parties to those documents; (v) that those documents are free from any form of fraud, misrepresentation, duress, and



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Xinhua China Ltd.
April 5, 2005
Page 2


criminal activity; (vi) the conformity of the originals of those documents to those copies thereof which were submitted to us; and (vii) the appropriate delivery and acceptance of those documents by all parties thereto. As to any material facts relating to the opinion specified in this letter which we did not verify independently, we confirm that we have relied upon statements and representations of representatives of the Company, which are included in the definition of the Information. Solely for purpose of the opinion specified in this letter, you should assume that our investigation has been, and will continue to be, limited exclusively to the Information.

We have been informed and, therefore, believe that the Options will be issued pursuant to the provisions of the Company's 2004 Stock Option and Incentive Plan ("Plan"). Also, we have been informed and, therefore, believe that the copy of the Plan is attached as an exhibit to the Registration Statement.

Based upon the foregoing, and relying solely thereon, and assuming that the Options will be issued on the terms and subject to the conditions of the Registration Statement and Plan, it is our opinion that the Options, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Options will be offered and sold, will be duly authorized, validly issued, and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Options are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

We expressly disclaim any obligation to inform you of any facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion specified in this letter. We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, or any portion thereof. The opinion specified in this letter is expressly limited to the matters specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

The opinion specified in this letter is furnished solely for your benefit regarding the transactions specified in this letter and may not be delivered to or relied upon by any other person without our prior written consent. Nothing in this letter is intended of shall be construed as an opinion concerning any matters not specified in this letter. The opinion in this letter supersedes in its entirety any previous opinion provided by us regarding the subject matter of this letter.




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Xinhua China Ltd.
April 5, 2005
Page 3


We consent to the use of this letter as an exhibit to the Registration Statement. In furnishing that consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Options may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely

STEPP LAW GROUP,
a professional corporation

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.
TES/khj